Exhibit 99.1

National Equipment Services, Inc. 8770 W. Bryn Mawr, 4th Floor Chicago, IL 60631 PH: 773-695-3999 FX: 773-714-0538

FOR IMMEDIATE RELEASE

Media Contacts

Carl Marks Consulting Group, LLC	NES Rentals
Jennifer McClellan	Gretchen Muller
Jennifer@blisspr.com	gmuller@reynoldsgroup.com
Bliss, Gouverneur & Associates	The Reynolds Communications Group
212-840-1661	847-675-8100 ext. 110

NES RENTALS EMERGES FROM BANKRUPTCY

NES and Carl Marks Consulting Group Complete NES Restructuring Effort

CHICAGO and NEW YORK, February 12, 2004 — National Equipment Services, Inc. (NES Rentals), one of the largest equipment rental companies in the United States, emerged from Chapter 11 bankruptcy protection yesterday.

NES grew by acquiring 42 companies between 1996 and 2001. At the time of the bankruptcy protection filing on June 27, 2003, the company was operating under an $800 million debt burden.  The confluence of an economic downturn with maturing bank and bond debt led to the need for reorganization.  NES retained Carl Marks Consulting

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Group, one of the country’s leading corporate revitalization firms, to work with NES management to develop and implement its turnaround and restructuring strategy.

NES management and Carl Marks Consulting Group undertook a number of actions during the reorganization, such as analyzing the company’s core business, improving management of NES’ fleet of 45,000 pieces of equipment, and implementing significant cost reductions including the consolidation of back office operations.  Total NES revenues for 2003 are expected to exceed $550 million.

The reorganization plan, approved by the bankruptcy court on January 23, 2004, includes a new three-year, $496 million exit loan facility from a bank group led by Wachovia.  A portion of the exit loan will be used for capital expenditures to revitalize the NES rental fleet.  NES eliminated approximately $275 million in debt from its balance sheet as bondholders agreed to convert to approximately 97.5 percent equity ownership in the company.

“We are very excited with the momentum that has been created.” said Michael Milligan, chief financial officer of NES Rentals. “NES is in the right position to continue improving our services, building our brand name and increasing operational efficiencies.  NES has been very fortunate to have been able to draw upon the expertise and leadership of Carl Marks Consulting Group to help get the company to this point.”

“A new board of directors for NES will be announced by the end of next week, and the board will elect the company’s new CEO”, said Duff Meyercord, a partner at Carl Marks Consulting Group.  Under their direction, an executive search firm has been retained to identify CEO candidates.  Working with the board, it is anticipated that the new CEO search will be completed by late March or early April.  The board and CEO will bring the new executive leadership into place, at which point in time Duff Meyercord will complete his duties as NES’ chief restructuring advisor.  Douglas Booth, a managing director with Carl Marks Consulting Group and NES interim chief operating advisor, will retain some responsibilities through the completion of the transition.  Michael Milligan will remain as CFO.

“We are very pleased with the progress of NES.  We’re confident NES will meet and exceed its planned goals as it exits bankruptcy and moves forward,” said Booth..

About National Equipment Services

NES is the fourth largest company in the $25 billion equipment rental industry. The company focuses on renting specialty and general equipment to industrial and construction end-users. It rents more than 750 types of machinery and equipment, and distributes new equipment for nationally recognized original equipment manufacturers. NES also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers. In addition to the rental business NES is the second largest supplier of traffic and safety services to the construction industry. The company is a leading competitor in each geographic market it reaches, from its approximately 160 locations in 34 states and Canada.

For more information on NES, visit www.nesrentals.com .

About Carl Marks Consulting Group, LLC

The Carl Marks Consulting Group, LLC is one of the country’s leading turnaround and corporate revitalization firms. Carl Marks Consulting Group is an affiliate of Carl Marks & Co., a leading merchant bank founded in 1925 in New York.  For more information, please visit the company’s Web site at www.carlmarks.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute forward-looking statements that invoke known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from those projected in forward-looking statements made by, or on behalf of us.  Factors that could cause or contribute to such differences include risks detailed in the Annual Report on Form 10-K.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” “priorities,” or the negative of such terms or similar terminology.

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